UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________________________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
______________________________________________________

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☐	Preliminary Proxy Statement
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BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Blucora, Inc.
6333 North State Highway 161, 4th Floor
Irving, Texas 75038

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 21, 2020

May 12, 2020

EXPLANATORY NOTE

The following information supplements and amends the Definitive Proxy Statement on Schedule 14A filed by Blucora, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 9, 2020 (the “Original Filing”) in connection with the Company’s Annual Meeting of Stockholders to be held on May 21, 2020 (the “Annual Meeting”), and should be read together with the Original Filing. Other than as set forth below, no changes have been made to the Original Filing.

The sole purpose of this filing is to amend and restate certain portions of the Original Filing describing the vote required to approve (i) an amendment to the Blucora, Inc. 2018 Long-Term Incentive Plan to, among other things, increase the number of shares available for issuance to plan participants (“Proposal Four”) and (ii) approve an amendment to the Blucora, Inc. 2016 Employee Stock Purchase Plan to increase the number of shares available for issuance to plan participants (“Proposal Five,” and together with Proposal Four, the “Proposals”). Pages 40, 44 and 93 of the Original Filing stated that the vote required to approve the Proposals was the affirmative vote, in person or by proxy, of the majority of votes cast on the Proposals and that abstentions would have no effect on the outcome of the vote with respect to the Proposals. However, in order to be approved with certainty under Delaware law, in addition to approvals required under NASDAQ rules and regulations under the tax code, the Proposals will require the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote on the Proposals. Under this standard, abstentions will have the same effect as a vote “AGAINST” the Proposals. Accordingly, this filing amends and restates the portions of the Original Filing below to correctly state the effect of abstentions on the outcome of the vote with respect to the Proposals.

Amendments

The vote required to approve Proposal Four as described on page 40 of the Original Filing under the heading “Proposal 4 – Vote Required” is hereby amended and restated in its entirety as follows:

“Vote Required

The proposal to approve the Plan Amendment requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal. Broker non-votes will have no effect on the outcome of this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal.”

The vote required to approve Proposal Five as described on page 44 of the Original Filing under the heading “Proposal 5 – Vote Required” is hereby amended and restated in its entirety as follows:

“Vote Required

The proposal to approve the ESPP Amendment requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

Broker non-votes will have no effect on the outcome of this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal.”

The question and answer on page 93 of the Original Filing under the heading “Questions and Answers About Voting at the 2020 Annual Meeting – Q. How many votes are required to approve the Plan Amendment (Proposal Four) and to approve the ESPP Amendment (Proposal Five)?” is hereby amended and restated in its entirety as follows:

“Q. How many votes are required to approve the Plan Amendment (Proposal Four) and to approve the ESPP Amendment (Proposal Five)?

A. The approval of the Plan Amendment (Proposal Four) and the approval of the ESPP Amendment (Proposal Five) will each require the affirmative vote of a majority of the shares of common stock present, in person or represented by proxy, at the 2020 Annual Meeting and entitled to vote on such proposal.

If your shares are represented at the 2020 Annual Meeting but you “ABSTAIN” from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular proposal for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Because your broker does not have discretionary authority to vote your shares with respect to the Plan Amendment (Proposal Four) and the ESPP Amendment (Proposal Five), if you hold your stock in street name and do not instruct your bank or broker how to vote your stock with respect to Proposal Four or Proposal Five, your broker will not be considered “entitled to vote” with respect to such proposal. Accordingly, a broker non-vote will have no effect on either Proposal Four or Proposal Five.”

Voting Matters

If you have already voted or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies received will continue to be voted as directed or otherwise as set forth therein unless duly revoked. If you have not yet returned your proxy card or submitted your voting instructions, we urge you to vote as soon as possible. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Original Filing.

Additional Information and Where to Find It

On April 9, 2020, the Company filed the Original Filing and definitive form of proxy card with the SEC in connection with its solicitation of proxies from the Company’s stockholders relating to the Annual Meeting. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ CAREFULLY THE PROXY MATERIALS, INCLUDING THE ORIGINAL FILING, THIS SUPPLEMENT AND THE ANNUAL REPORT, AS THEY CONTAIN IMPORTANT INFORMATION TO CONSIDER WHEN DECIDING HOW TO VOTE ON THE MATTERS BROUGHT BEFORE THE ANNUAL MEETING.

This supplement is also available electronically, together with our other proxy materials, on the Company’s website at www.blucora.com. In addition, stockholders can access at no charge documents filed by the Company with the SEC, including the Original Filing and this supplement, at the SEC’s website at www.sec.gov.